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UNITED STATES
SECURITIES AND EXCHANGE
COMMISSION
Washington, D.C. 20549
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FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2007

ALLEGRO BIODIESEL CORPORATION
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(Exact name of registrant as specified in its charter)

Delaware	0-21982	20-5748331
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6033 West Century Boulevard, Suite 1090, Los Angeles, California 90045
(Address of principal executive offices)

Registrant’s telephone number, including area code: (310) 670-2093

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 4.02. Non-Reliance on Previously Issued Financial Statements or Related Audit Report or Completed Interim Review.

On August 11, 2006, the Registrant granted an aggregate of 361,243 stock options to certain officers, directors and a consultant. Prior to granting such options, the Registrant relied on a number of factors in making its determination of the exercise price, including the fact that the Registrant’s liabilities exceeded its assets; the Registrant had no ongoing business and was a “shell company,” as defined under the rules and regulations of the Securities and Exchange Commission (“SEC”); trading in the Registrant’s Common Stock was extremely limited and sporadic in nature; and the Registrant had obtained an independent third party valuation in August 2006 that stated that the value of the equity of the Registrant as a “shell company” was $0.42 per share on a fully-diluted basis. Subsequent to the filing of its Form 10-QSB/A for the quarter ended September 30, 2006, the Registrant discussed this valuation with the Staff of the SEC. Based on such discussions, the Registrant will utilize the quoted closing price of its common stock on August 11, 2006, $6.00 per share, rather than the $0.42 per share valuation. This will result in additional non-cash stock compensation expense of approximately $884,000 recorded during the quarter ended September 30, 2006.

On September 20, 2006, in connection with the acquisition of Vanguard Synfuels, L.L.C. (the “Acquisition”), the Registrant granted warrants to purchase up to 4,827,921 shares and a stock option to purchase 2,069,109 shares of common stock to Ocean Park Advisors, LLC (“OPA”). The Registrant included the fair value of the warrants and stock options in its consolidated statement of operations as “Transaction Related Charges”. After discussions with the Staff of the SEC, the Registrant will reclassify the fair value of these securities of $14,807,934 to “Selling, General & Administrative” with a corresponding decrease to “Transaction Related Charges” in its consolidated statement of operations. This reclassification will have no impact on revenues, cost of sales, net loss or per share information. Additionally, these items do not affect the Registrant’s cash flows or liquidity.

Also in connection with the Acquisition, on September 20, 2006, the Registrant (i) issued warrants for the purchase 6,500,000 shares of its Common Stock at exercise prices of $1.138 and $1.328 to M.A.G. Capital, LLC (“MAG”), (ii) paid cash due diligence fees to MAG totaling $435,000, (iii) paid $714,976 of transaction bonuses to officers of Vanguard, and (iv) issued 4,300 shares of Series K Convertible Preferred Stock, all as described in the Registrant’s Form 8-K dated September 20, 2006.

For purposes of accounting for the warrants and the cash due diligence fees paid to MAG, the Registrant initially determined such costs were “indirect” costs related to the Acquisition and recorded them as an expense. The Registrant also initially viewed the transaction bonuses and a significant portion of the fair value of the Series K Convertible Preferred Stock as “indirect” costs and recorded these amounts as expenses as well. Subsequently, the Registrant discussed such treatment with the Staff of the SEC and determined such costs should be included as “direct” acquisition costs as defined under SFAS No. 141 “Accounting for Business Combinations.” Such “direct” acquisition costs will now be included as part of the purchase price of the Acquisition. The inclusion of these costs will result in the immediate impairment of the carrying amount of goodwill on September 20, 2006, the date of the Acquisition. The reclassification of these items to the Registrant’s consolidated statement of operations will result in a decrease of $55,712,872 in “Transaction Related Charges” and a corresponding increase to “Impairment of Goodwill,” and will have no impact on revenues, cost of sales, net loss or per share information. Additionally, these items do not affect the Registrant’s cash flows or liquidity.

As a result of the foregoing, on March 6, 2007, the Board of Registrant concluded that the financial statements of the Registrant issued for the period ended September 30, 2006, should be further restated as provided above, and should no longer be relied upon. In reaching such conclusions, the Board and the Audit Committee of the Board discussed the matters disclosed herein with the Registrant’s independent accountants, McKennon, Wilson & Morgan, LLP.

The Registrant intends to file a second amended Form 10-QSB/A for the quarterly period ended September 30, 2006 to reflect the restatements discussed above as soon as practicable.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunder duly authorized.

Date: March 7, 2007

ALLEGRO BIODIESEL CORPORATION

	By:	/s/ Heng Chuk
Heng Chuk
Chief Financial Officer